OPERATING EXPENSE LIMITATION AND SECURITY AGREEMENT

between Two Roads Shared Trust and Anfield Capital Management, LLC

dated July 1, 2014

APPENDIX A

As amended: February 26, 2018

Fund	Operating Expense Limit	Minimum Duration
ANFIELD UNIVERSAL FIXED INCOME FUND
Class A	1.50%	March 1, 2019
Class C	2.25%	March 1, 2019
Class I	1.25%	March 1, 2019

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

ANFIELD CAPITAL MANAGMENT, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer